Exhibit 23








                                 Independent Auditors' Consent


          The Board of Directors
          Furniture Brands International, Inc.:


          We consent to incorporation by reference in the registration statement (Nos. 33-65714, 333-6990, 333-39355) on Form S-8 of
          Furniture Brands International, Inc. of our report dated January 29, 1998, relating to the consolidated balance sheets of Furniture Brands International, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Furniture Brands International, Inc.






          St. Louis, Missouri
          March 27, 1998